CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-226054) of Century Communities, Inc. and related Prospectuses for the registration of $869,000,000 in common stock, preferred stock, debt securities, warrants, units, and/or guarantees of debt securities;

(2) Registration Statement (Form S-8 No. 333-217851) and related Prospectus for the registration of common stock issued and/or to be issued to eligible participants under the Century Communities, Inc. 2017 Omnibus Incentive Plan; and

(3) Registration Statement (Form S-8 No. 333-197353) and related Prospectus for the registration of common stock issued and/or to be issued to eligible participants under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan and related Reoffer Prospectus;

of our reports dated February 12, 2019, with respect to the consolidated financial statements of Century Communities, Inc. and the effectiveness of internal control over financial reporting of Century Communities, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Denver, Colorado

February 12, 2019